Exhibit 4.4

Trust Guaranty
First Potomac Realty Trust
Dated as of June 22, 2006

Re:	6.41% Senior Notes, Series A, due June 15, 2013
6.55% Senior Notes, Series B, due June 15, 2016
of
First Potomac Realty Investment Limited Partnership

Exhibit 2.2
(to Note Purchase Agreement)

Table of Contents
(Not a part of the Agreement)

-ii-

Trust Guaranty
6.41% Senior Notes, Series A, due June 15, 2013
6.55% Senior Notes, Series B, due June 15, 2016
of
First Potomac Realty Investment Limited Partnership
June 22, 2006
     This Trust Guaranty (the or this “Guaranty”) is entered into by the undersigned First Potomac Realty Trust, a Maryland real estate investment trust (the “Guarantor”), as of June 22, 2006.
Recitals
     A. On the date hereof, First Potomac Realty Investment Limited Partnership, a Maryland limited partnership (the “Company”), and the Guarantor entered into the Note Purchase Agreement, dated as of June 22, 2006 (the “Note Purchase Agreement”), with the Purchasers named in Schedule A thereto (together with their successors and assigns, the “Purchasers”).
     B. Pursuant to the Note Purchase Agreement the Company is issuing and selling (i) $37,500,000 aggregate principal amount of its 6.41% Senior Notes, Series A, due June 15, 2013 (the “Series A Notes”) and (ii) $37,500,000 aggregate principal amount of its 6.55% Senior Notes, Series B, due June 15, 2016 (the “Series B Notes”; the Series A Notes and the Series B Notes are collectively referred to as the “Notes”), on the terms provided in the Note Purchase Agreement. The Purchasers and each and every other holder from time to time of the Notes are sometimes hereinafter collectively referred to as the “Holders” and, individually, as a “Holder.”
     C. The Guarantor presently owns all of the outstanding general partnership interests of the Company.
     D. The Purchasers have required as a condition of their purchase of the Notes to be purchased by them that the Guarantor to enter into this Guaranty as security for the Notes, and the Guarantor has agreed to execute this Guaranty in order to induce the Purchasers to purchase the Notes and thereby benefit the Company and its Affiliates by providing funds to enable the Company to have funds available for partnership purposes.
     E. The Guarantor is desirous that the Purchasers enter into the Note Purchase Agreement and purchase the Notes, and by doing so the Purchasers will be conferring substantial financial and other benefits on the Guarantor.
     F. Pursuant to a Subsidiary Guaranty that is substantially similar to this Guaranty, the Subsidiary Guarantors (as therein defined) have unconditionally guaranteed the Notes. The Subsidiary Guarantors, together with any other Person which shall become Guarantor of the

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Notes pursuant to the terms of the Note Purchase Agreement, are sometimes hereinafter referred to as the “other Guarantors.”
     Now, Therefore, as required by the Note Purchase Agreement and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the Guarantor hereby covenants and agrees as follows:
Section 1. Definitions.
     Capitalized terms used herein shall have the meanings set forth in the Note Purchase Agreement unless herein defined or the context shall otherwise require.
Section 2. Guaranty of Notes and Note Purchase Agreement.
     (a) Subject to the limitation set forth in Section 2(b) hereof, the Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the Holders: (1) the full and prompt payment of the principal of, premium, if any, and interest on the Notes from time to time outstanding, as and when such payments shall become due and payable, whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration or otherwise (including (to the extent legally enforceable) interest due on overdue payments of principal, premium, if any, or interest at the rate set forth in the Notes and interest accruing at the then applicable rate provided in the Notes after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) in Federal or other immediately available funds of the United States of America which at the time of payment or demand therefor shall be legal tender for the payment of public and private debts, (2) the full and prompt performance and observance by the Company of each and all of the obligations, covenants and agreements required to be performed or owed by the Company under the terms of the Notes and the Note Purchase Agreement and (3) the full and prompt payment, upon demand by any Holder, of all costs and expenses, legal or otherwise (including attorneys’ fees), if any, as shall have been expended or incurred in the protection or enforcement of any rights, privileges or liabilities in favor of the Holders under or in respect of the Notes, the Note Purchase Agreement or under this Guaranty or in any consultation or action in connection therewith or herewith and in each and every case irrespective of the validity, regularity, or enforcement of any of the Notes or Note Purchase Agreement or any of the terms thereof or any other like circumstance or circumstances.
     (b) The liability of the Guarantor under this Guaranty shall not exceed an amount equal to a maximum amount as will, after giving effect to such maximum amount and all other liabilities of the Guarantor, contingent or otherwise, result in the obligations of the Guarantor hereunder not constituting a fraudulent transfer, obligation or conveyance.

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Section 3. Guaranty of Payment and Performance.
     This is a guarantee of payment and performance and the Guarantor hereby waives, to the fullest extent permitted by law, any right to require that any action on or in respect of any Note or the Note Purchase Agreement be brought against the Company or any other Person or that resort be had to any direct or indirect security for the Notes or for this Guaranty or any other remedy. Any Holder may, at its option, proceed hereunder against the Guarantor in the first instance to collect monies when due, the payment of which is guaranteed hereby, without first proceeding against the Company or any other Person and without first resorting to any direct or indirect security for the Notes or for this Guaranty or any other remedy. The liability of the Guarantor hereunder shall in no way be affected or impaired by any acceptance by any Holder of any direct or indirect security for, or other guaranties of, any Indebtedness, liability or obligation of the Company or any other Person to any Holder or by any failure, delay, neglect or omission by any Holder to realize upon or protect any such guarantees, Indebtedness, liability or obligation or any notes or other instruments evidencing the same or any direct or indirect security therefor or by any approval, consent, waiver, or other action taken, or omitted to be taken by any such Holder.
Section 4. General Provisions Relating to the Guaranty.
     (a) The Guarantor hereby consents and agrees that any Holder or Holders from time to time, with or without any further notice to or assent from the other Guarantors may, without in any manner affecting the liability or obligations of the Guarantor under this Guaranty, and upon such terms and conditions as any such Holder or Holders may deem advisable:
     (1) extend in whole or in part (by renewal or otherwise), modify, change, compromise, release or extend the duration of the time for the performance or payment of any Indebtedness, liability or obligation of the Company or of any other Person secondarily or otherwise liable for any Indebtedness, liability or obligations of the Company on the Notes, or waive any Default with respect thereto, or waive, modify, amend or change any provision of any other agreement or this Guaranty; or
     (2) sell, release, surrender, modify, impair, exchange or substitute any and all property, of any nature and from whomsoever received, held by, or for the benefit of, any such Holder as direct or indirect security for the payment or performance of any Indebtedness, liability or obligation of the Company or of any other Person secondarily or otherwise liable for any Indebtedness, liability or obligation of the Company on the Notes; or
     (3) settle, adjust or compromise any claim of the Company against any other Person secondarily or otherwise liable for any Indebtedness, liability or obligation of the Company on the Notes.
     The Guarantor hereby ratifies and confirms any such extension, renewal, change, sale, release, waiver, surrender, exchange, modification, amendment, impairment, substitution, settlement, adjustment or compromise and that the same shall be binding upon it, and hereby

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waives, to the fullest extent permitted by law, any and all defenses, counterclaims or offsets which it might or could have by reason thereof, it being understood that the Guarantor shall at all times be bound by this Guaranty and remain liable hereunder.
     (b) The Guarantor hereby waives, to the fullest extent permitted by law:
     (1) notice of acceptance of this Guaranty by the Holders or of the creation, renewal or accrual of any liability of the Company, present or future, or of the reliance of such Holders upon this Guaranty (it being understood that every Indebtedness, liability and obligation described in Section 2 hereof shall conclusively be presumed to have been created, contracted or incurred in reliance upon the execution of this Guaranty);
     (2) demand of payment by any Holder from the Company or any other Person indebted in any manner on or for any of the Indebtedness, liabilities or obligations hereby guaranteed; and
     (3) presentment for the payment by any Holder or any other Person of the Notes or any other instrument, protest thereof and notice of its dishonor to any party thereto and to the Guarantor.
     The obligations of the Guarantor under this Guaranty and the rights of any Holder to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination (other than by payment in full of the Notes and the obligations of the Company under the Note Purchase Agreement), whether by reason of any claim of any character whatsoever or otherwise and shall not be subject to any defense, set-off, counterclaim (other than any compulsory counterclaim), recoupment or termination whatsoever.
     (c) The obligations of the Guarantor hereunder shall be binding upon the Guarantor and its successors and assigns, and shall remain in full force and effect until the entire principal, interest and premium, if any, on the Notes and all other sums due pursuant to Section 2 shall have been paid and such obligations shall not be affected, modified or impaired upon the happening from time to time of any event, including without limitation any of the following, whether or not with notice to or the consent of the Guarantor:
     (1) the genuineness, validity, regularity or enforceability of the Notes, the Note Purchase Agreement or any of the terms of any thereof, the continuance of any obligation on the part of the Company, any other Guarantors or any other Person on or in respect of the Notes or under the Note Purchase Agreement or the power or authority or the lack of power or authority of the Company to issue the Notes or the Company to execute and deliver the Note Purchase Agreement or of any other Guarantors to execute and deliver this Guaranty or to perform any of its obligations hereunder or the existence or continuance of the Company, any other Guarantors or any other Person as a legal entity; or

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     (2) any default, failure or delay, willful or otherwise, in the performance by the Company, any other Guarantor or any other Person of any obligations of any kind or character whatsoever under the Notes, the Note Purchase Agreement or this Guaranty; or
     (3) any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of the Company, any other Guarantors or any other Person or in respect of the property of the Company, any other Guarantors or any other Person or any merger, consolidation, reorganization, dissolution, liquidation, the sale of all or substantially all of the assets of or winding up of the Company, any other Guarantors or any other Person; or
     (4) impossibility or illegality of performance on the part of the Company, any other Guarantors or any other Person of its obligations under the Notes, the Note Purchase Agreement or this Guaranty; or
     (5) in respect of the Company, any other Guarantors or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company, any other Guarantors or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotion, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Company, any other Guarantors or any other Person and whether or not of the kind hereinbefore specified; or
     (6) any attachment, claim, demand, charge, Lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, Indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against the Guarantor, the Company or any other Person or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by the Company, any other Guarantor or any other Person, or against any sums payable in respect of the Notes or under the Note Purchase Agreement or this Guaranty, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided; or
     (7) any order, judgment, decree, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Guarantor, the Company or any other Person of its respective obligations under or in respect of the Notes, the Note Purchase Agreement or this Guaranty; or

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     (8) the failure of the Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty; or
     (9) any failure or lack of diligence in collection or protection, failure in presentment or demand for payment, protest, notice of protest, notice of default and of nonpayment, any failure to give notice to the Guarantor of failure of the Company, any other Guarantors or any other Person to keep and perform any obligation, covenant or agreement under the terms of the Notes, the Note Purchase Agreement or this Guaranty or failure to resort for payment to the Company, any other Guarantors or to any other Person or to any other guaranty or to any property, security, Liens or other rights or remedies; or
     (10) the acceptance of any additional security or other guaranty, the advance of additional money to the Company or any other Person, the renewal or extension of the Notes or amendments, modifications, consents or waivers with respect to the Notes, the Note Purchase Agreement, or the sale, release, substitution or exchange of any security for the Notes; or
     (11) any merger or consolidation of the Company, any other Guarantor or any other Person into or with any other Person or any sale, lease, transfer or other disposition of any of the assets of the Company, any other Guarantor or any other Person to any other Person, or any change in the ownership of any shares of the Company, any other Guarantor or any other Person; or
     (12) any defense whatsoever that: (i) the Company or any other Person might have to the payment of the Notes (principal, premium, if any, or interest), other than payment thereof in Federal or other immediately available funds, or (ii) the Company or any other Person might have to the performance or observance of any of the provisions of the Notes or the Note Purchase Agreement, whether through the satisfaction or purported satisfaction by the Company, any other Guarantors or any other Person of its debts due to any cause such as bankruptcy, insolvency, receivership, merger, consolidation, reorganization, dissolution, liquidation, winding-up or otherwise, other than the defense of indefeasible payment in full in cash of the Notes; or
     (13) any act or failure to act with regard to the Notes, the Note Purchase Agreement or this Guaranty or anything which might vary the risk of the Guarantor or any other Person; or
     (14) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor or any other Person in respect of the obligations of the Guarantor or other Person under this Guaranty or any other agreement, other than the defense of indefeasible payment in full in cash of the Notes;
provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Guaranty and the parties hereto that the

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obligations of the Guarantor hereunder shall be absolute and unconditional and shall not be discharged, impaired or varied except by the payment of the principal of, premium, if any, and interest on the Notes in accordance with their respective terms whenever the same shall become due and payable as in the Notes provided and all other sums due and payable under the Note Purchase Agreement, at the place specified in and all in the manner and with the effect provided in the Notes and the Note Purchase Agreement, as each may be amended or modified from time to time. Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Company shall default under or in respect of the terms of the Notes or the Note Purchase Agreement and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Company under the Notes or the Note Purchase Agreement, this Guaranty shall remain in full force and effect and shall apply to each and every subsequent default.
          (d) All rights of any Holder may be transferred or assigned at any time and shall be considered to be transferred or assigned at any time or from time to time upon the valid and legal transfer of any Note pursuant to the Note Purchase Agreement whether with or without the consent of or notice to the Guarantor under this Guaranty or to the Company.
          (e) To the extent of any payments made under this Guaranty, the Guarantor shall be subrogated to the rights of the Holder upon whose Notes such payment was made, but the Guarantor covenants and agrees that such right of subrogation shall be subordinate in right of payment to the prior indefeasible final payment in cash in full of all amounts due and owing by the Company with respect to the Notes and the Note Purchase Agreement and by the Guarantor under this Guaranty, and the Guarantor shall not take any action to enforce such right of subrogation, and the Guarantor shall not accept any payment in respect of such right of subrogation, until all amounts due and owing by the Company under or in respect of the Notes and the Note Purchase Agreement and all amounts due and owing by the Guarantor hereunder have indefeasibly been finally paid in cash in full. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the indefeasible payment in cash in full of the Notes and all other amounts payable under the Notes, the Note Purchase Agreement and this Guaranty, such amount shall be held in trust for the benefit of the Holders and shall forthwith be paid to the Holders to be credited and applied to the amounts due or to become due with respect to the Notes and all other amounts payable under the Note Purchase Agreement and this Guaranty, whether matured or unmatured. The Guarantor acknowledges that it has received direct and indirect benefits from the financing arrangements contemplated by the Note Purchase Agreement and that the waiver set forth in this paragraph (e) is knowingly made as a result of the receipt of such benefits.
          (f) The Guarantor agrees that to the extent the Company, any other Guarantors or any other Person makes any payment on any Note, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, recovered, rescinded or is required to be retained by or repaid to a trustee, receiver, or any other Person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to the Guarantor’s obligations hereunder, as if said payment had not been made. The liability of the Guarantor hereunder shall not be reduced or discharged,

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in whole or in part, by any payment to any Holder from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity, or fraud asserted by any account debtor or by any other Person.
          (g) No Holder shall be under any obligation: (1) to marshall any assets in favor of the Guarantor or in payment of any or all of the liabilities of the Company under or in respect of the Notes or the obligations of the Guarantor hereunder or (2) to pursue any other remedy that the Guarantor may or may not be able to pursue themselves and that may lighten the Guarantor’s burden, any right to which the Guarantor hereby expressly waives.
          (h) The obligations of the Guarantor under this Guaranty rank pari passu in right of payment with all other Indebtedness of the Guarantor which is not secured or which is not expressly subordinated in right of payment to any other Indebtedness of the Guarantor.
Section 5. Representations and Warranties of the Guarantor.
          The Guarantor represents and warrants to each Holder that:
     Section 5.1. Organization; Power and Authority. The Guarantor is a real estate investment trust duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a real estate investment trust and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Guarantor has the legal power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Guaranty and the Note Purchase Agreement and to perform the provisions hereof and thereof.
     Section 5.2. Authorization, Etc. This Guaranty and the Note Purchase Agreement have been duly authorized by all necessary legal action on the part of the Guarantor, and this Guaranty and the Note Purchase Agreement each constitute a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 5.3. Disclosure. The Guarantor and the Company, through their agent, Key Banc Capital Markets, have delivered to each Holder a copy of a Confidential Information Memorandum dated May 15, 2006 (the “Memorandum"), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Guarantor, the Company and their respective Subsidiaries. This Guaranty, the Note Purchase Agreement, the Memorandum and the documents, certificates or other writings delivered to the Holders by or on behalf of the

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Guarantor and the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3 of the Note Purchase Agreement, and the financial statements listed in Schedule 5.5 of the Note Purchase Agreement, (this Guaranty, the Note Purchase Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Holder prior to June 2, 2006 being referred to, collectively, as the “Disclosure Documents"), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since December 31, 2005, there has been no change in the financial condition, operations, business or properties of the Guarantor, the Company or their respective Subsidiaries except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Guarantor or the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
     Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 of the Note Purchase Agreement contains (except as noted therein) complete and correct lists (i) of the Subsidiaries of the Guarantor and the Company, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of the Equity Interests outstanding owned by the Guarantor or the Company, as the case may be, and each other Subsidiary, (ii) of the Guarantor’s and the Company’s Affiliates, other than Subsidiaries, and (iii) of the Guarantor’s and the Company’s directors, trustees and senior officers.
          (b) All of the outstanding Equity Interests of each Subsidiary shown in Schedule 5.4 of the Note Purchase Agreement as being owned by the Guarantor or the Company and their respective Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Guarantor or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4 of the Note Purchase Agreement).
          (c) Each Subsidiary identified in Schedule 5.4 of the Note Purchase Agreement is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other legal power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
          (d) No Subsidiary is a party to, or otherwise subject to, any legal, regulatory, contractual or other restriction (other than this Guaranty, the Note Purchase Agreement, the agreements listed on Schedule 5.4 of the Note Purchase Agreement and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Guarantor, the Company or any of their respective Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

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     Section 5.5. Financial Statements; Material Liabilities. The Guarantor and the Company have delivered to each Holder copies of the consolidated financial statements of the Guarantor. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Guarantor and its Subsidiaries (including, without limitation, the Company) as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Guarantor and the Guarantor’s Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.
     Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Guarantor of this Guaranty and the Note Purchase Agreement will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Guarantor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, charter, by-laws, partnership agreement, limited liability company agreement or any other agreement or instrument to which the Guarantor or any of its Subsidiaries is bound or by which the Guarantor or any of its Subsidiaries or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Guarantor or any of its Subsidiaries or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Guarantor or any of its Subsidiaries.
     Section 5.7. Governmental Authorizations, Etc. Other than state securities or “blue sky” requirements, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Guarantor of this Guaranty or the Note Purchase Agreement.
     Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor or any of its Subsidiaries or any property of the Guarantor or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (b) Neither the Guarantor nor any of its Subsidiaries is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     Section 5.9. Taxes. The Guarantor, the Company and their respective Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes

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shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Guarantor, the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. Neither the Guarantor nor the Company knows of any basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Guarantor, the Company and their respective Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Guarantor, the Company and their respective Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2005.
     Section 5.10. Title to Property; Leases. The Guarantor, the Company and their respective Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 of the Note Purchase Agreement or purported to have been acquired by the Guarantor, the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens which, individually or in the aggregate, are Material. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
     Section 5.11. Licenses, Permits, Etc. (a) The Guarantor, the Company and their respective Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
          (b) To the best knowledge of the Guarantor, no product of the Guarantor, the Company or any of their respective Subsidiaries infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
          (c) To the best knowledge of the Guarantor, there is no Material violation by any Person of any right of the Guarantor, the Company or any of their respective Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Guarantor, the Company or any of their respective Subsidiaries.
          (d) The Company is pre-approved as a landlord for the United States government by the General Services Administration as part of the General Services Administrations advanced acquisition program.

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     Section 5.12. Compliance with ERISA. (a) None of the Guarantor, the Company nor any ERISA Affiliate maintains or contributes to, or has any liability with respect to, any Multiemployer Plan or Guaranteed Pension Plan.
          (b) The Guarantor, the Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Guarantor, the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I of ERISA or the penalty or excise tax provisions of the Code or ERISA relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Guarantor, the Company or any ERISA Affiliate, other than such liabilities as would not be individually or in the aggregate Material.
          (c) None of the Guarantor, the Company nor any ERISA Affiliate has any Material liabilities for post retirement benefit obligations under any welfare plans within the meaning of Section 3(1) of ERISA, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code, ERISA or similar laws and any severance payable to any employees or other service providers.
          (d) The execution and delivery of this Guaranty and the Note Purchase Agreement by the Guarantor and the issuance and sale of the Notes by the Company will not involve any transaction that is subject to the prohibitions of Section 406(a) of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Guarantor in the first sentence of this Section 5.12(d) is made in reliance upon and subject to the accuracy of such Holder’s representation in Section 6.2 of the Note Purchase Agreement as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Holder.
     Section 5.13. Private Offering by the Guarantor. Neither the Guarantor, the Company nor anyone acting on its or their behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 57 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Guarantor, the Company nor anyone acting on its or their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
     Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes as set forth in the Transaction Overview of the Executive Summary of the Memorandum. No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Guarantor or the Company in a violation of Regulation X of said Board (12 CFR

First Potomac Realty Trust	Trust Guaranty
224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 2% of the value of the consolidated assets of the Guarantor, the Company and their respective Subsidiaries and neither the Company nor the Guarantor has any present intention that margin stock will constitute more than 2% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
     Section 5.15. Existing Indebtedness; Future Liens. (a) Schedule 5.15 of the Note Purchase Agreement sets forth a complete and correct list of all outstanding Indebtedness in excess of $1,000,000 (excluding ordinary course trade or other payables) of the Guarantor, the Company and their respective Subsidiaries as of the date of the Closing (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any). Neither the Guarantor, the Company nor any of their respective Subsidiaries is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Guarantor, the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Guarantor, the Company or any of their respective Subsidiaries that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
          (b) Except as disclosed in Schedule 5.15 of the Note Purchase Agreement, neither the Guarantor, the Company nor any of their respective Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien, which, individually or in the aggregate, is Material.
          (c) Neither the Guarantor, the Company nor any of their respective Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Guarantor, the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Guarantor, the Company or any of their respective Subsidiaries, except as specifically indicated in Schedule 5.15 of the Note Purchase Agreement.
     Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Notes by the Company nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
          (b) Neither the Guarantor, the Company nor any of their respective Subsidiaries (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Guarantor, the Company and their respective Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

First Potomac Realty Trust	Trust Guaranty
          (c) No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.
     Section 5.17. Status under Certain Statutes. Neither the Guarantor, the Company nor any of their respective Subsidiaries is subject to regulation under the Investment Guarantor Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
     Section 5.18. Note Purchase Agreement Rank Pari Passu. The obligations of the Guarantor under this Guaranty and the Note Purchase Agreement rank at least pari passu in right of payment with all other unsecured Senior Indebtedness (actual or contingent) of the Guarantor, including, without limitation, all unsecured Senior Indebtedness of the Guarantor described in Schedule 5.15 of the Note Purchase Agreement.
     Section 5.19. Environmental Matters. (a) Neither the Guarantor, the Company nor any of their respective Subsidiaries has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Guarantor, the Company or any of their respective Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
          (b) Neither the Guarantor, the Company nor any of their respective Subsidiaries has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
          (c) Neither the Guarantor, the Company nor any of their respective Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.
          (d) All buildings on all real properties now owned, leased or operated by the Guarantor, the Company or any of their respective Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.20. REIT Status. The Guarantor has taken all action necessary to qualify as a real estate investment trust under the Code for the taxable years of the Guarantor ended

First Potomac Realty Trust	Trust Guaranty
December 31, 2003, 2004 and 2005 and has not taken any action which would prevent it from maintaining such qualification at all times during the term of this Guaranty. Each corporate Subsidiary of the Guarantor is a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code.
Section 6. Guarantor Covenants.
     Section 6.1. Note Purchase Agreement Covenants. From and after the date of issuance of the Notes by the Company and continuing so long as any amount remains unpaid thereon the Guarantor agrees to comply with the terms and provisions of the Note Purchase Agreement, insofar as such provisions apply to the Guarantor, as if said terms and provisions were set forth herein in full.
     Section 6.2. Guaranty to Rank Pari Passu. This Guaranty and all other obligations under this Guaranty of the Guarantor at all times shall rank at least pari passu in right of payment with all other present and future unsecured Senior Indebtedness (actual or contingent) of the Guarantor which is not expressed to be subordinate or junior in rank to any other unsecured Senior Indebtedness of the Guarantor.
Section 7. [Reserved].
Section 8. Governing Law.
          (a) This Guaranty shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
          (b) The Guarantor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Guaranty. To the fullest extent permitted by applicable law, the Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
          (c) The Guarantor consents to process being served by or on behalf of any Holder in any suit, action or proceeding of the nature referred to in Section 8 by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 11 or at such other address of which such holder shall then have been notified pursuant to said Section. The Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices

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hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
          (d) Nothing in this Section 8 shall affect the right of any Holder to serve process in any manner permitted by law, or limit any right that the Holders may have to bring proceedings against the Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
          (e) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Guaranty or any other document executed in connection herewith or therewith.
Section 9. [Reserved].
Section 10. Amendments, Waivers and Consents.
          (a) This Guaranty may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Guarantor and the Required Holders; provided, that without the written consent of the Holders of all of the Notes then outstanding, no such waiver, modification, alteration or amendment shall be effective which will reduce the scope of the guaranty set forth in this Guaranty or amend the requirements of Sections 2, 3 or 4 hereof or amend this Section 10. No such amendment or modification shall extend to or affect any obligation not expressly amended or modified or impair any right consequent thereon.
          (b) The Guarantor will provide each Holder (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof. The Guarantor will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 10 to each Holder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders.
          (c) The Guarantor will not directly or indirectly pay or cause to be paid any remuneration, whether by way of fee or otherwise, or grant any security, to any Holder as consideration for or as an inducement to the entering into by any Holder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Holder even if such Holder did not consent to such waiver or amendment.
          (d) Any amendment or waiver consented to as provided in this Section 10 applies equally to all Holders and is binding upon them and upon each future holder and upon the Guarantor. No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Guarantor and any Holder nor any delay in exercising any rights

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hereunder shall operate as a waiver of any rights of any Holder. As used herein, the term “this Guaranty” and references thereto shall mean this Guaranty as it may from time to time be amended or supplemented.
     (e) Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Guaranty, Notes directly or indirectly owned by the Guarantor, the Company or any of their respective subsidiaries or Affiliates shall be deemed not to be outstanding.
Section 11. Notices.
     All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
     (1) if to a Purchaser or such Purchaser’s nominee, to such Purchaser or such Purchaser’s nominee at the address specified for such communications on Schedule A to the Note Purchase Agreement or at such other address as such Purchaser or such Purchaser’s nominee shall have specified to the Guarantor or the Company in writing,
     (2) if to any other Holder, to such Holder at such address as such Holder shall have specified to the Guarantor or the Company in writing, or
     (3) if to the Guarantor, to the Guarantor c/o the Company at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, to the attention of Joel Bonder, Esq., General Counsel, or at such other address as the Guarantor shall have specified to the Holders in writing.
Notices under this Section 11 will be deemed given only when actually received.
Section 12. Proceeds.
     Each beneficiary of this Guaranty by its execution and acceptance hereof agrees that any proceeds recovered hereunder will be shared pro rata among each beneficiary hereunder.
Section 13. Miscellaneous.
     (a) No remedy herein conferred upon or reserved to any Holder is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such

First Potomac Realty Trust	Trust Guaranty
right or power or shall be construed to be a waiver thereof but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle any Holder to exercise any remedy reserved to it under this Guaranty, it shall not be necessary for such Holder to physically produce its Note in any proceedings instituted by it or to give any notice, other than such notice as may be herein expressly required.
          (b) The Guarantor will pay all sums becoming due under this Guaranty by the method and at the address specified in the Note Purchase Agreement, or by such other method or at such other address as any Holder shall have from time to time specified to the Guarantor in writing for such purpose, without the presentation or surrender of this Guaranty or any Note.
          (c) Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
          (d) This Guaranty shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of each Holder and its successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not, so long as its Notes remain outstanding and unpaid.
          (e) This Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
Section 14. Indemnity.
          To the fullest extent of applicable law, the Guarantor shall indemnify and save each Holder harmless from and against any losses which may arise by virtue of any of the obligations hereby guaranteed being or becoming for any reason whatsoever in whole or in part void, voidable, contrary to law, invalid, ineffective or otherwise unenforceable by the Holder or any of them in accordance with its terms (all of the foregoing collectively, an “Indemnifiable Circumstance"). For greater certainty, these losses shall include without limitation all obligations hereby guaranteed which would have been payable by the Company but for the existence of an Indemnifiable Circumstance, net of any withholding or deduction of or on account of any Relevant Tax in accordance with Section 7 hereof; provided, however, that the extent of the Guarantor’s aggregate liability under this Section 14 shall not at any time exceed the amount (but for any Indemnifiable Circumstance) otherwise guaranteed pursuant to Section 2.

First Potomac Realty Trust	Trust Guaranty
     In Witness Whereof, the undersigned has caused this Trust Guaranty to be duly executed by an authorized representative as of the date first written above.

First Potomac Realty Trust

By:	/s/ Barry H. Bass

Name: Barry H. Bass
Title: Executive Vice President and
Chief Financial Officer